Exhibit 99.1

NEXSTAR MEDIA GROUP REPORTS RECORD THIRD QUARTER NET REVENUE OF $1.27 BILLION

Net Revenue Drives Record Q3 Operating Income of $355.3 Million, Net Income of $287.5 Million,

Adjusted EBITDA of $488.8 Million and Free Cash Flow of $293.6 Million

All-Time High Third Quarter and Nine Month Return of Capital to

Shareholders of $250.1 Million and $729.6 Million, Respectively

IRVING, Texas – November 8, 2022 – Nexstar Media Group, Inc. (NASDAQ: NXST) (“Nexstar” or “the Company”) today reported financial results for the third quarter ended September 30, 2022 as summarized below:

Summary 2022 Third Quarter Highlights

	Three Months Ended September 30,		%	Nine Months Ended September 30,		%
($ in millions)	2022	2021	Change	2022	2021	Change
Core Advertising Revenue	$399.7	$432.7	(7.6)	$1,240.8	$1,267.9	(2.1)
Political Advertising Revenue	129.3	12.4	+942.7	239.7	26.3	+811.4
Total Television Advertising Revenue	$529.0	$445.1	+18.8	$1,480.5	$1,294.2	+14.4

Distribution Revenue	641.7	618.8	+3.7	1,955.7	1,857.0	+5.3
Digital Revenue	85.7	81.1	+5.7	252.6	220.9	+14.4
Other Revenue	12.7	12.0	+5.8	35.5	30.4	+16.8
Net Revenue	$1,269.1	$1,157.0	+9.7	$3,724.3	$3,402.5	+9.5

Income from Operations	$355.3	$277.4	+28.1	$1,018.1	$850.6	+19.7

Net Income	$287.5	$169.1	+70.0	$765.4	$568.1	+34.7

Adjusted EBITDA Before Transaction and Other One-Time Expenses(1)	$491.2	$413.2	+18.9	$1,624.6	$1,405.3	+15.6
Adjusted EBITDA(1)	488.8	410.5	+19.1	1,617.8	1,400.6	+15.5
Adjusted EBITDA Margin(2)	38.5%	35.5%		43.4%	41.2%

Free Cash Flow Before Transaction and Other One-Time Expenses(1)	$296.0	$254.5	+16.3	$1,079.7	$921.1	+17.2
Free Cash Flow(1)	293.6	251.8	+16.6	1,072.9	916.4	+17.1

The contribution from Nexstar’s 31.3% ownership stake in TV Food Network and other investments is included in the Condensed Consolidated Statements of Operations under caption “Income from equity method investments, net”.

(1) Definitions and disclosures regarding non-GAAP financial information including reconciliations are included at the end of the press release.

(2) Adjusted EBITDA margin is Adjusted EBITDA as a percentage of net revenue.

Nexstar Media Group, Inc. 11/8/22	page 2

CEO Comment

Perry Sook, Nexstar’s Chairman and Chief Executive Officer, commented, “Nexstar delivered another quarter of record financial results as third quarter net revenue rose 9.7%, led by strong growth in political advertising, distribution, and digital revenue. Adjusted EBITDA and free cash flow were also third quarter records and we returned 85.2% of our free cash flow to shareholders through a combination of dividends and share repurchases. Our focus on generating strong free cash flow and enhancing shareholder value are highlighted by our 2022 year-to-date return of $729.6 million to shareholders.

“Nexstar’s results continue to benefit from our diverse, scaled, efficient and low leverage business model. Over 50% of revenue is contractual and from non-advertising sources and approximately 70% of our core advertising is from local advertisers which are historically more consistent in their spend throughout economic cycles. Nexstar has built an unparalleled local moat with more than 1,500 local sellers and 40,000 advertiser relationships in the 116 local markets we serve across America. In addition, we are extremely well positioned to continue to benefit from record levels of political advertising spending which is not dependent on the economy.

“We expect the fourth quarter to benefit from a continuation of strong political advertising trends while 2023 will see distribution revenue upside from renewals of agreements representing more than half of our subscribers. Looking forward, we expect 2024 to benefit from another record year for political advertising due to the presidential election combined with the benefit of another wave of distribution agreement renewals for approximately 40% our subscribers.

“Longer-term, we believe implementing our plans for The CW Network, growing NewsNation and progressing towards the monetization of our spectrum through the deployment of ATSC 3.0 technology will complement our other growth initiatives to support the further enhancement of shareholder value.”

Third Quarter 2022 Business Highlights

•
Consistent with the Company’s commitment to enhancing shareholder value, Nexstar’s Board of Directors took the following actions:
o
Extended the employment agreement of Chief Executive Officer, Perry A. Sook, through March 31, 2026.
o
Approved a new share repurchase program authorizing the Company to repurchase up to $1.5 billion of its common stock.
o
Voted to recommend that shareholders approve an amendment to its corporate charter to declassify the Board of Directors. The proposed charter amendment is subject to shareholder approval at the Company’s next Annual Meeting of Shareholders, which will be held in 2023.

•
On September 30th, Nexstar closed its previously announced acquisition of a 75% ownership interest in The CW Network, LLC (“The CW”) from co-owners Warner Bros. Discovery (Nasdaq: WBD) and Paramount Global (Nasdaq: PARA, PARAA), who each retained a 12.5% ownership interest in The CW.
o
The transaction is expected to solidify the Company’s programming and revenue opportunities as the largest CW affiliate group, diversify its content outside of news, and establish it as a scaled participant in advertising video-on-demand (AVOD) services via The CW App.
o
Dennis Miller, a seasoned television executive with a long-term record of success and value creation in the industry, has been named President of The CW. Mr. Miller is focused on creating value for The CW and Nexstar shareholders by improving The CW ratings, revenue, and profitability. Mr. Miller previously served as a member of Nexstar’s Board of Directors since 2014 and stepped down from the Board in connection with his appointment. The Board of Directors has initiated a search for his replacement.

•
NewsNation, the fastest growing national cable news network, announced key journalist and editorial additions and production facility expansions in New York City and Washington, D.C.

Nexstar Media Group, Inc. 11/8/22	page 3

•
Nexstar Digital launched The Hill TV FAST channel, building upon The Hill’s success as an essential, agenda-setting read for lawmakers, policymakers and influential digital consumers from Capitol Hill to Main Street.

•
Nexstar-owned KTLA 5, Los Angeles’ #1 TV station, entered into a new broadcast television partnership with the Los Angeles Clippers to exclusively air fifteen games, which will also be carried by several other Nexstar local television stations across California.

•
Nexstar-owned and partner stations and NewsNation delivered unprecedented mid-term election coverage, hosting 50 local and statewide candidate debates and forums from the primaries through Election Day, including the only televised debates for key U.S. Senate races in Ohio, Georgia and Pennsylvania and the Governor’s races in Texas and Illinois.

•
Nexstar Media Inc. stations earned a Sigma Delta Chi Award from the Society of Professional Journalists and four National Edward R. Murrow Awards from the Radio Television Digital News Association (RTDNA), including recognition for “Excellence in Innovation,” “Breaking News Coverage,” “Digital” and “Podcast.”

Third Quarter 2022 Financial Highlights

•
Record third quarter net revenue of $1.27 billion increased 9.7% from the prior year quarter.
o
Revenue growth was driven by strong political advertising revenue and healthy year-over-year increases in distribution, digital and other revenue, partially offset by a decline in core advertising, including the allocation of inventory to political advertising.
o
58.3% of Nexstar’s third quarter net revenue was generated by distribution, digital and other revenue sources.

•
Third quarter core television advertising revenue of $399.7 million decreased 7.6% year-over-year, reflecting a weaker national advertising market, the absence of the Olympics and political inventory displacement.
o
Offsetting the rate of decline was a more stable local advertising market, which constitutes approximately 70% of Nexstar’s core advertising revenue, aided by new local television advertising incentive program revenue of $36.1 million which increased 4% year-over-year.

•
Third quarter political advertising revenue of $129.3 million increased 942.7% year-over-year and 84.3% over the third quarter of 2018, and was just $3.1 million behind third quarter 2020 levels.
o
The increase reflects strong mid-term election spending, led by strong spending in California, Nevada, Missouri, Michigan and Pennsylvania, among others.

•
Record third quarter distribution revenue rose 3.7% year-over-year to approximately $641.7 million.
o
The increase reflects the renewal of distribution agreements in 2021 on improved terms and annual rate escalators, partially offset by MVPD subscriber attrition.

•
Record third quarter digital revenue increased 5.7% year-over-year to approximately $85.7 million.
o
Revenue growth was driven by year-over-year increases in Nexstar’s core digital advertising revenue and agency services business, combined with contributions from The Hill, which was acquired in the third quarter of 2021.

•
Record third quarter adjusted EBITDA increased 19.1% to $488.8 million, representing a 38.5% margin, and record third quarter free cash flow increased 16.6% to $293.6 million, representing 60.1% of Adjusted EBITDA.
o
Growth in Adjusted EBITDA was primarily attributable to increased revenue net of related variable expenses and continued operational focus on controlling fixed expense growth.

Nexstar Media Group, Inc. 11/8/22	page 4

•
In the third quarter of 2022, the Company used cash flow from operations to:
o
Reduce debt by approximately $59.6 million, and
o
Return $250.1 million to shareholders through the repurchase of 1,197,138 shares of Nexstar’s common stock at an average price of approximately $179.77 per share for a total cost of $215.2 million, and quarterly cash dividend payments of $34.9 million.

•
As of September 30, 2022, Nexstar had 38.3 million shares of common stock outstanding. As of September 30, 2022, Nexstar has approximately $1.5 billion available under its share repurchase authorization.

Debt and Leverage Review

•
The consolidated debt of Nexstar and Mission Broadcasting, Inc., an independently owned variable interest entity, at September 30, 2022 was $7,177.2 million, including senior secured debt of $4,423.5 million.
•
The Company’s unrestricted cash balance includes cash at the Company’s consolidated, 75%-owned subsidiary, The CW Network LLC, but this cash is excluded from its leverage ratios in accordance with the terms of its credit agreements.
•
The Company calculates its leverage ratios in accordance with the terms of its credit agreements.
o
The Company’s first lien net leverage ratio at September 30, 2022 was 1.92x compared to a covenant of 4.25x.
o
The Company’s total net leverage ratio at September 30, 2022 was 3.18x.

The table below summarizes the Company’s debt obligations (net of financing costs, discounts and/or premiums).

($ in millions)	September 30, 2022	December 31, 2021
Revolving Credit Facilities	$61.5	$61.5
First Lien Term Loans	4,362.0	4,571.5
5.625% Senior Unsecured Notes due 2027	1,761.0	1,790.2
4.75% Senior Unsecured Notes due 2028	992.7	991.9
Total Outstanding Debt	$7,177.2	$7,415.1

Unrestricted Cash	$346.6	$190.9

Third Quarter Conference Call

Nexstar will host a conference call at 10:00 a.m. ET today. Senior management will discuss the financial results and host a question-and-answer session. The dial in number for the audio conference call is +1 929-477-0402, conference ID 6574015 (domestic and international callers). Participants can also listen to a live webcast of the call through the “Events and Presentations” section under “Investor Relations” on Nexstar’s website at nexstar.tv. A webcast replay will be available for 90 days following the live event at nexstar.tv.

Definitions and Disclosures Regarding non-GAAP Financial Information

Adjusted EBITDA is calculated as net income, plus interest expense (net), loss on extinguishment of debt, income tax expense (benefit), depreciation of property and equipment, amortization of intangible assets and broadcast rights, (gain) loss on asset disposal, impairment charges, (income) loss from equity method investments, distributions from equity method investments and other expense (income), minus reimbursement from the FCC related to station repack and broadcast rights payments. We consider Adjusted EBITDA to be an indicator of our assets’ operating performance and a measure of our ability to service debt. It is also used by management to identify the cash available for strategic acquisitions and investments, maintain capital assets and fund ongoing operations and working capital needs. We also believe that Adjusted EBITDA is useful to investors and lenders as a measure of valuation and ability to service debt.

Nexstar Media Group, Inc. 11/8/22	page 5

Free cash flow is calculated as net income, plus interest expense (net), loss on extinguishment of debt, income tax expense (benefit), depreciation of property and equipment, amortization of intangible assets and broadcast rights, (gain) loss on asset disposal, stock-based compensation expense, impairment charges, (income) loss from equity method investments, distributions from equity method investments and other expense (income), minus payments for broadcast rights, cash interest expense, capital expenditures, proceeds from disposals of property and equipment, and operating cash income tax payments. We consider Free Cash Flow to be an indicator of our assets’ operating performance. In addition, this measure is useful to investors because it is frequently used by industry analysts, investors and lenders as a measure of valuation for broadcast companies, although their definitions of Free Cash Flow may differ from our definition.

For a reconciliation of these non-GAAP financial measurements to the GAAP financial results cited in this news announcement, please see the supplemental tables at the end of this release.

With respect to our forward-looking guidance, no reconciliation between a non-GAAP measure to the closest corresponding GAAP measure is included in this release because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts. We believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors. In particular, a reconciliation of forward-looking Free Cash Flow to the closest corresponding GAAP measure is not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity and low visibility with respect to the charges excluded from these non-GAAP measures. For example, the definition of Free Cash Flow excludes stock-based compensation expenses specific to equity compensation awards that are directly impacted by unpredictable fluctuations in our stock price. In addition, the definition of Free Cash Flow excludes the impact of non-recurring or unusual items such as impairment charges, transaction-related costs and gains or losses on sales of assets which are unpredictable. We expect the variability of these items to have a significant, and potentially unpredictable, impact on our future GAAP financial results.

About Nexstar Media Group, Inc.

Nexstar Media Group, Inc. (NASDAQ: NXST) is a leading diversified media company that produces and distributes engaging local and national news, sports and entertainment content across television, streaming and digital platforms, including nearly 300,000 hours of original video content each year. Nexstar owns America’s largest local broadcasting group comprised of top network affiliates, with 200 owned or partner stations in 116 U.S. markets reaching 212 million people. Nexstar’s national television properties include The CW, America’s fifth major broadcast network, NewsNation, America’s fastest-growing national news and entertainment cable network reaching 70 million television homes, popular entertainment multicast networks Antenna TV and Rewind TV, and a 31.3% ownership stake in TV Food Network. The Company’s portfolio of digital assets, including The Hill and BestReviews, are collectively a Top 10 U.S. digital news and information property. In addition to delivering exceptional content and service to our communities, Nexstar provides premium multiplatform and video-on-demand advertising opportunities at scale for businesses and brands seeking to leverage the strong consumer engagement of our compelling content offering. For more information, please visit nexstar.tv.

Nexstar Media Group, Inc. 11/8/22	page 6

Forward-Looking Statements

This communication includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words "guidance," "believes," "expects," "anticipates," "could," or similar expressions. For these statements, Nexstar claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this communication, concerning, among other things, future financial performance, including changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, the ability to service and refinance our outstanding debt, successful integration of business acquisitions (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations' operating areas, competition from others in the broadcast television markets, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Nexstar undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this communication might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see Nexstar’s other filings with the Securities and Exchange Commission.

Investor Contacts:	Media Contact:
Thomas E. Carter President and Chief Operating Officer Nexstar Media Group, Inc. 972/373-8800	Gary Weitman EVP and Chief Communications Officer Nexstar Media Group, Inc. 972/373-8800 or gweitman@nexstar.tv
Lee Ann Gliha Executive Vice President and Chief Financial Officer Nexstar Media Group, Inc. 972/373-8800
Joseph Jaffoni or Jennifer Neuman
JCIR
212/835-8500 or nxst@jcir.com

-tables follow-

Nexstar Media Group, Inc. 11/8/22	page 7

Nexstar Media Group, Inc.

Condensed Consolidated Statements of Operations

(in millions, except for share and per share amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net revenue	$1,269.1	$1,157.0	$3,724.3	$3,402.5

Operating expenses (income):
Direct operating expenses	511.1	480.1	1,502.7	1,391.8
Selling, general and administrative expenses, excluding corporate	208.3	211.4	626.0	611.9
Corporate expenses	52.5	46.8	149.2	132.2
Amortization of broadcast rights	25.4	29.9	80.6	92.4
Amortization of intangible assets	76.8	75.7	231.9	223.2
Depreciation of property and equipment	40.2	41.3	118.6	120.7
Reimbursement from the FCC related to station repack	(0.5)	(5.6)	(2.8)	(17.9)
Other	-	-	-	(2.4)
Total operating expenses	913.8	879.6	2,706.2	2,551.9
Income from operations	355.3	277.4	1,018.1	850.6
Gain on bargain purchase	54.1	-	54.1	-
Income from equity method investments, net	36.6	20.8	110.2	77.7
Interest expense, net	(88.6)	(70.4)	(233.2)	(212.6)
Pension and other postretirement plans credit, net	11.0	17.7	32.7	53.0
Other income (expenses), net	1.0	(10.5)	(10.5)	(4.3)
Income before income taxes	369.4	235.0	971.4	764.4
Income tax expense	(81.9)	(65.9)	(206.0)	(196.3)
Net income	287.5	169.1	765.4	568.1
Net loss attributable to noncontrolling interests	1.2	0.5	2.4	2.5
Net income attributable to Nexstar Media Group, Inc.	$288.7	$169.6	$767.8	$570.6

Net income per common share attributable to Nexstar Media Group, Inc.:
Basic	$7.45	$4.07	$19.21	$13.42
Diluted	$7.30	$3.90	$18.81	$12.84

Weighted average number of common shares outstanding:
Basic (in thousands)	38,767	41,676	39,964	42,520
Diluted (in thousands)	39,560	43,476	40,816	44,422

Nexstar Media Group, Inc. 11/8/22	page 8

Nexstar Media Group, Inc.

Reconciliation of Adjusted EBITDA (Non-GAAP Measure)

($ in millions, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Adjusted EBITDA:	2022	2021	2022	2021
Net income	$287.5	$169.1	$765.4	$568.1

Add (Less):
Interest expense, net	88.6	70.4	233.2	212.6
Income tax expense	81.9	65.9	206.0	196.3
Depreciation of property and equipment	40.2	41.3	118.6	120.7
Amortization of intangible assets	76.8	75.7	231.9	223.2
Amortization of broadcast rights	25.4	29.9	80.6	92.4
Stock-based compensation expense	17.2	12.3	43.4	34.3
Amortization of right-of-use assets attributable to favorable leases	0.2	0.2	0.5	0.5
Loss (gain) on asset disposal and operating lease terminations, net	0.7	(0.4)	0.5	(8.9)
Transaction and other one-time expenses	2.4	2.7	6.8	4.7
Income from equity method investments, net	(36.6)	(20.8)	(110.2)	(77.7)
Distributions from equity method investments	10.7	15.0	234.8	222.4
Pension and other postretirement plans credit, net	(11.0)	(17.7)	(32.7)	(53.0)
Other (income) expenses, net	(1.0)	10.5	10.5	4.3
Gain on bargain purchase	(54.1)	-	(54.1)	-
Gain on disposal of a business unit, net	-	-	-	(2.4)
Reimbursement from the FCC related to station repack	(0.5)	(5.6)	(2.8)	(17.9)
Payments for broadcast rights	(31.0)	(40.7)	(97.1)	(133.0)

Adjusted EBITDA before transaction, one-time and other non-cash items	497.4	407.8	1,635.3	1,386.6
Margin %	39.2%	35.2%	43.9%	40.8%

Less: Transaction and other one-time expenses	(2.4)	(2.7)	(6.8)	(4.7)

Adjusted EBITDA before other non-cash items	495.0	405.1	1,628.5	1,381.9
Margin %	39.0%	35.0%	43.7%	40.6%

Add (Less):
Stock-based compensation expense	(17.2)	(12.3)	(43.4)	(34.3)
Pension and other postretirement plans credit, net	11.0	17.7	32.7	53.0
Transaction and other one-time expenses	2.4	2.7	6.8	4.7

Adjusted EBITDA before transaction and other one-time expenses	$491.2	$413.2	$1,624.6	$1,405.3
Margin %	38.7%	35.7%	43.6%	41.3%

Less: Transaction and other one-time expenses	(2.4)	(2.7)	(6.8)	(4.7)

Adjusted EBITDA	$488.8	$410.5	$1,617.8	$1,400.6
Margin %	38.5%	35.5%	43.4%	41.2%

Nexstar Media Group, Inc. 11/8/22	page 9

Nexstar Media Group, Inc.

Reconciliation of Free Cash Flow (Non-GAAP Measure)

($ in millions, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Free Cash Flow:	2022	2021	2022	2021
Net income	$287.5	$169.1	$765.4	$568.1

Add (Less):
Interest expense, net	88.6	70.4	233.2	212.6
Income tax expense	81.9	65.9	206.0	196.3
Depreciation of property and equipment	40.2	41.3	118.6	120.7
Amortization of intangible assets	76.8	75.7	231.9	223.2
Amortization of broadcast rights	25.4	29.9	80.6	92.4
Stock-based compensation expense	17.2	12.3	43.4	34.3
Amortization of right-of-use assets attributable to favorable leases	0.2	0.2	0.5	0.5
Loss (gain) on asset disposal and operating lease terminations, net	0.7	(0.4)	0.5	(8.9)
Transaction and other one-time expenses	2.4	2.7	6.8	4.7
Income from equity method investments, net	(36.6)	(20.8)	(110.2)	(77.7)
Distributions from equity method investments	10.7	15.0	234.8	222.4
Pension and other postretirement plans credit, net	(11.0)	(17.7)	(32.7)	(53.0)
Other (income) expenses, net	(1.0)	10.5	10.5	4.3
Gain on bargain purchase	(54.1)	-	(54.1)	-
Gain on disposal of a business unit, net	-	-	-	(2.4)
Payments for broadcast rights	(31.0)	(40.7)	(97.1)	(133.0)
Cash interest expense	(85.7)	(66.5)	(223.2)	(201.3)
Capital expenditures, excluding station repack and CVR spectrum	(36.7)	(36.2)	(98.5)	(97.3)
Capital expenditures related to station repack	-	(1.6)	(0.8)	(7.0)
Proceeds from disposal of assets(1)	-	2.3	0.2	16.6
Operating cash income tax payments, net(2)	(90.5)	(74.6)	(268.8)	(247.4)

Free cash flow before transaction, one-time and other non-cash items	285.0	236.8	1,047.0	868.1

Less: Transaction and other one-time expenses	(2.4)	(2.7)	(6.8)	(4.7)

Free cash flow before other non-cash items	282.6	234.1	1,040.2	863.4

Add: Pension and other postretirement plans credit, net	11.0	17.7	32.7	53.0
Transaction and other one-time expenses	2.4	2.7	6.8	4.7

Free cash flow before transaction and other one-time expenses	$296.0	$254.5	$1,079.7	$921.1

Less: Transaction and other one-time expenses	(2.4)	(2.7)	(6.8)	(4.7)

Free cash flow	$293.6	$251.8	$1,072.9	$916.4

________________________________

(1)
Excludes proceeds from the sale of certain real estate property of $40.4 million during Q2 2022 ($45.3 million in total including deposits received in Q1 2022 and Q4 2021).
(2)
Excludes Q3 2022 tax payments related to the sale of certain real property of $4.6 million.